Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EZENIA! INC.

(a Delaware corporation)

Ezenia! Inc., a Delaware corporation (the “Corporation”), does hereby certify:

First:  The name of the Corporation is Ezenia! Inc.

Second:  The date on which the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State is February 28, 1991 under the name of VideoServer, Inc.  The Certificate of Incorporation was amended and restated on May 24, 1995, and the Corporation’s name was changed to Ezenia! Inc. on November 8, 1999.

Third:  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph (b) of Article FIFTH in its entirety and substituting therefor the following:

“(b)         Each director shall be elected for a term of office that shall expire at the next annual meeting of stockholders following his or her election, and each director shall hold office until the election and qualification of his or her successor or until his or her earlier death, resignation or removal.  Any director may be removed with or without cause and only by the vote of the holders of a majority of the shares of the Company’s stock entitled to vote for the election of directors.”

Fourth:  This amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its authorized officer on this 26th day of July, 2011.

EZENIA! INC.

By:	/s/ Larry Snyder
Larry Snyder
President and Chief Executive Officer